NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD DECLARES REDUCTION IN QUARTERLY DIVIDEND;
DIRECTORS REDUCE THEIR COMPENSATION

DEARBORN, Mich., July 13, 2006 - The Board of Directors of Ford Motor Company [NYSE: F] today declared a third quarter dividend of 5 cents per share on the company's Class B and common stock. The dividend, which is payable on Sept. 1, 2006 to shareholders of record on Aug. 2, 2006, is a reduction of 5 cents per share from the dividend paid in the second quarter of 2006.

In addition, the Board of Directors voluntarily reduced board member fees by half.

"Our directors are well aware of the difficulties and sacrifices involved in turning around our company," said Bill Ford, chairman and chief executive officer. "They have underscored this by voting to reduce their own compensation.

"The directors also agreed that a reduction in the dividend is consistent with a broad range of actions we are taking across the company to support and improve the performance of our automotive operations," he said. "Strong liquidity is an important enabler of our on-going turnaround efforts and this action will make an important contribution."

Ford added, "In the face of increasing challenges, we will continue to look for other efficiencies and savings, and we are accelerating ongoing efforts to integrate the product plans of our North America and International operations through our global product development system. The headwinds we faced at the beginning of 2006 have only become stronger, as consistently higher gasoline prices in the U.S. have caused consumer purchase preferences to shift away from SUVs and large trucks to smaller cars and crossover vehicles. While this shift plays positively to our new vehicle offerings, we must still get our costs in line in response to segment adjustments and higher commodity prices that are affecting the company. Still, we continue to see progress in many of our operations around the world, and I remain highly confident in the long-term success of the company."

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

# # #